Exhibit 99.1

FOR IMMEDIATE RELEASE

J.P. Morgan Partners, LLC and CCMP Capital Advisors, LLC Announce

Sale of PQ Corporation to The Carlyle Group

New York, June 1, 2007—CCMP Capital Advisors, LLC (“CCMP Capital”), on behalf of J.P. Morgan Partners, LLC (“JPMP”), has reached an agreement for The Carlyle Group (“Carlyle”) to acquire Niagara Holdings, Inc., parent company of PQ Corporation (“PQ”).  PQ is a leading producer of specialty inorganic chemicals, catalysts, and engineered glass products.  The transaction value is approximately $1.5 billion.

Affiliates of JPMP acquired PQ in February 2005. In August 2006, the buyout and equity growth investment professionals of JPMP formed CCMP Capital and have continued to manage this investment on behalf of JPMP.

Commenting on the announcement, Mike Boyce, CEO of PQ, said, “I want to thank CCMP and the Board of Directors for all their support since February 2005.  This made possible the outstanding progress we achieved over a short period of time.  The entire PQ team is very excited and looks forward to working with Carlyle to continue the implementation of PQ’s growth strategy.”

Timothy Walsh, Managing Director of CCMP Capital, added, “We are proud of what Mike Boyce and his team have accomplished in transforming PQ and believe the business is well positioned for the future.  We wish them well as PQ enters the next stage of its development.”

Andrew Marino, Principal of Carlyle, said, “We are excited about becoming PQ’s new major shareholder.  We look forward to supporting Mike Boyce and his team in continuing PQ’s growth plan.”

Pursuant to the Merger Agreement, PQ has agreed to use its commercially reasonable efforts to discharge all of its outstanding senior subordinated notes (the “Notes”) issued pursuant to the Indenture dated February 11, 2005 between Niagara Acquisition, Inc. (now known as PQ Corporation) and Wells Fargo Bank, National Association (the “Indenture”) by either conducting a tender offer for the Notes or effecting the redemption of the Notes in accordance with the terms of the Indenture.

The transaction is expected to close in the third quarter subject to regulatory review and customary closing conditions.  Lehman Brothers and J.P. Morgan Securities Inc. are financial advisors and Latham & Watkins LLP is legal counsel to PQ.  The Carlyle Group was advised by UBS Securities LLC and Debevoise & Plimpton LLP.

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Inquiries:

PQ Corporation

Owen Blicksilver

Owen Blicksilver PR, Inc.

Tel: (516) 742-5950

CCMP Capital Advisors

Allison Cole

CCMP Capital Advisors, LLC

Tel: (212) 600 9657

The Carlyle Group

Chris Ullman

Tel: (202) 729-5399

About PQ Corporation

PQ Corporation is a leading producer of specialty inorganic chemicals, catalysts and engineered glass materials. The Company conducts operations through three principal businesses: the Performance Chemicals division, which develops, manufactures and distributes sodium silicate and related high performance silicate-based specialty chemicals, the Catalysts division, which manufactures high performance catalytic zeolites and zeolite-based catalysts and polyolefin catalysts, and the Potters division, which manufactures highly engineered solid and hollow glass spheres used in highway safety and other specialty applications. The Company’s products are used in a variety of predominantly niche applications in a diverse range of industrial, consumer and municipal end-markets. The Company operates 60 manufacturing sites in 19 countries on five continents and has one of the most comprehensive global manufacturing and distribution networks serving customers in PQ’s end-markets.

About CCMP Capital Advisors

The investment team of CCMP Capital Advisors, LLC has invested approximately $12 billion in over 380 buyout and growth equity transactions since 1984. The foundation of CCMP Capital’s investment approach is to leverage the combined strengths of its deep industry expertise and proprietary global network of relationships by focusing on five targeted industries: Consumer, Retail and Services; Energy; Healthcare Infrastructure; Industrials; and Media and Telecom. Through active management and its powerful value creation model, CCMP Capital’s team has established a reputation as a world-class investment partner.

Prior to forming CCMP Capital, the firm’s principals led the buyout and growth equity investment business of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. CCMP Capital follows the successful investment strategy its principals developed and implemented as members of JPMorgan Partners.

Selected investments include: AMC Entertainment, Aramark Corporation, Generac Power Systems, Grupo Corporativo ONO, Hanley Wood, Harbor Point Re, Quiznos Sub, SafetyKleen Europe and Warner Chilcott.

CCMP Capital is a registered investment adviser with the Securities and Exchange Commission.

About JPMorgan Partners

J.P. Morgan Partners, LLC (“JPMP”) is a private equity division of JPMorgan Chase & Co. (NYSE: JPM), one of the largest financial institutions in the United States.  JPMP has invested over $15 billion worldwide in consumer, media, energy, industrial, financial services, healthcare and technology companies since its inception in 1984.

As of August 1, 2006, the investment professionals of JPMP formed entities independent of JPMorgan Chase. The buyout and growth equity professionals formed CCMP Capital Advisors, LLC, which focuses exclusively on buyout and growth equity investments primarily in five targeted industry sectors in the U.S. and Europe. The venture team formed Panorama Capital, LLC, and continues to focus on technology and life sciences investments. CCMP Capital and Panorama continue to manage the JPMP investments pursuant to a management agreement with JPMorgan Chase & Co.

JPMP is a registered investment adviser with the Securities and Exchange Commission.

About The Carlyle Group

The Carlyle Group is a global private equity firm with $58.5 billion under management. Carlyle invests in buyouts, venture and growth capital, real estate and leveraged finance in Asia, Europe and North America, focusing on aerospace and defense, automotive and transportation, consumer and retail, energy and power, healthcare, industrial, technology and business services and telecommunications and media. Since 1987, the firm has invested $28.3 billion of equity in 636 transactions for a total purchase price of $132.0 billion. The Carlyle Group employs nearly 800 people in 18 countries. In the aggregate, Carlyle portfolio companies have more than $87 billion in revenue and employ more than 286,000 people around the world.